Exhibit 99.1

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports Second Quarter 2008 Results

Second Quarter of 2008 Revenues Increase 19.4% and EBITDA Increases 50.5% Over Comparable Period in 2007

NEW YORK – August 5, 2008 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the second quarter ended June 30, 2008.

Revenues for the second quarter of 2008 increased to $14.4 million, up 19.4% from $12.1 million for the second quarter of 2007 and up 6.3% from $13.6 million for the first quarter of 2008.

EBITDA (as defined) for the second quarter of 2008 was $2.8 million, up 50.5% from $1.9 million for the second quarter of 2007 and up 11.1% from $2.5 million for the first quarter of 2008.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the second quarter of 2008, revenues from transport and colocation services (excluding revenues from access management services) grew by 19.7% over the second quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 76.8% of the total revenues generated in the second quarter of 2008. On-net transport revenues were 44.9%, and off-net transport revenues were 31.9% of the total revenues.

Colocation services and access management services represented 22.1% and 1.1% of total revenue generated in the second quarter, respectively. Off-net transport revenues were the fastest growing area for the Company in the second quarter of 2008, increasing by 33.6% from the second quarter of 2007 and by 13.3% from the first quarter of 2008. Colocation revenues increased by 25.9% in the second quarter of 2008 from the second quarter of 2007 and by 4.1% from the first quarter of 2008.

FiberNet’s customer count also increased to 284 as of June 30, 2008, up from 243 at the end of the second quarter of 2007 and 265 at the end of the first quarter of 2008.

Jon A. DeLuca, President and Chief Executive Officer, stated, “We delivered another strong quarter of results. Our colocation expansion projects are performing well, and we are progressing on our network expansion initiatives. All areas of our business continue to be solid, and our overall cash flow generation demonstrates that.”

Cost of services for the second quarter of 2008 was $7.4 million, compared to $6.3 million for the second quarter of 2007 and $6.9 million for the first quarter of 2008. These increases were due, in part, to increased off-net connectivity costs and increased occupancy costs from our colocation expansion projects.

Selling, general and administrative expenses for the second quarter of 2008 were $4.8 million, compared to $4.1 million in the second quarter of 2007 and $4.5 million in the first quarter of 2008. Included in the selling, general and administrative expenses for the second quarter of 2008 was a one-time, non-cash charge of $0.2 million for stock related expense.

The net loss applicable to common stockholders for the second quarter of 2008 was $(0.7) million, or $(0.09) per share, compared to $(1.0) million, or $(0.14) per share, for the second quarter of 2007. The net loss applicable to common stockholders for the first quarter of 2008 was $(0.6) million, or $(0.08) per share.

Capital expenditures for the second quarter of 2008 were $3.2 million, compared to $1.1 million in the first quarter of 2008 and $1.2 million in the second quarter of 2007. In the second quarter of 2008, $1.0 million of capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $2.2 million were invested in colocation expansion projects.

In 2008, the Company expects to invest approximately $3.5 million in capital expenditures for customer order activity, expansion of certain facilities, new product initiatives and an upgrade to certain information technology systems and key operating systems. The Company also expects to invest approximately $3.0 million to complete the two colocation expansion projects that it began last year. These include its new facility at 60 Hudson Street in New York City and its power upgrade at its facility at 165 Halsey Street in Newark, New Jersey. In 2007, the Company invested $0.9 million in these colocation projects. In addition, the Company intends to invest approximately $2.0 million for the national network expansion projects that it recently announced. These projects include capacity expansions to its metro networks in New York / New Jersey and Los Angeles, a capacity expansion to its metro Ethernet network and extending its network reach to the new markets of Chicago, Miami and San Francisco.

As of June 30, 2008, FiberNet had total assets of $68.6 million and total stockholders’ equity of $38.2 million. As of August 5, 2008, the Company had approximately 7.4 million shares of common stock outstanding, or 8.2 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.7 million outstanding options and warrants, 0.1 million are out-of-the-money as of August 5, 2008.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of June 30, 2008, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Tuesday, August 5, 2008, at 11:00 a.m. EDT. To participate in the teleconference please call: 866-202-1971 and enter pass code 51492232, and from outside the U.S. call 617-213-8842 and enter the pass code.

A replay of the teleconference will be available beginning Tuesday, August 5, 2008 at 1:00 p.m. EDT through Tuesday, August 19, 2008. To listen to the replay by phone, call 888-286-8010 and enter pass code 91573459, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 28, 2008.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008
Calculation of EBITDA (as defined):

Net loss	$(667)	$(1,040)	$(614)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	580	227	347
Depreciation and amortization	2,549	2,342	2,439
Interest expense, net	362	348	370

EBITDA (as defined)	$2,824	$1,877	$2,542

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Six months Ended June 30,
	2008	2007
Revenues	$27,960	$23,695
Operating expenses:
Cost of services (exclusive of items shown separately below)	14,283	12,164
Selling, general and administrative expense	9,238	8,305
Depreciation and amortization	4,988	4,639

Total operating expenses	28,509	25,108

Loss from operations	(549)	(1,413)
Loss on early extinguishment of debt	—	(1,146)
Interest income	69	114
Interest expense	(801)	(992)

Net loss	$(1,281)	$(3,437)

Net loss per share—basic and diluted	$(0.17)	$(0.47)
Weighted average common shares outstanding—basic and diluted	7,540	7,312

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended June 30,
	2008	2007
Revenues	$14,405	$12,060
Operating expenses:
Cost of services	7,394	6,266
Selling, general and administrative expense	4,767	4,145
Depreciation and amortization	2,549	2,342

Total operating expenses	14,710	12,753

Loss from operations	(305)	(693)
Interest income	23	51
Interest expense	(385)	(398)

Net loss	$(667)	$(1,040)

Net loss per share—basic and diluted	$(0.09)	$(0.14)
Weighted average common shares outstanding—basic and diluted	7,501	7,353

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,145	$8,220
Accounts receivable, net of allowance of $361	4,340	3,818
Prepaid expenses	693	612

Total current assets	11,178	12,650
Property, plant and equipment, net	54,112	54,921
Other Assets:
Deferred charges, net of accumulated amortization of $261 and $160	767	845
Goodwill	1,613	1,613
Other assets	950	883

Total other assets	3,330	3,341

TOTAL ASSETS	$68,620	$70,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,121	$3,553
Accrued expenses	5,088	7,227
Notes payable, current portion	1,400	700
Deferred revenues, current portion	1,191	1,282

Total current liabilities	11,800	12,762
Long Term Liabilities:
Notes payable	12,600	13,300
Deferred revenue, long term	3,557	3,351
Other long term liabilities	2,488	2,201

	June 30, 2008	December 31, 2007
	(unaudited)
Total Long Term Liabilities	18,645	18,852

Total Liabilities	30,445	31,614
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,469,506 and 7,554,309 shares issued and outstanding	7	8
Additional paid-in-capital	445,440	445,368
Deferred rent (warrants)	(1,299)	(1,386)
Accumulated deficit	(405,973)	(404,692)

Total stockholders’ equity	38,175	39,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,620	$70,912

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,281)	$(3,437)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,988	4,639
Stock related expense	928	454
Deferred rent expense	87	87
Loss on early extinguishment of debt	—	1,146
Other non-cash items	99	269
Change in assets and liabilities:
(Increase) decrease in accounts receivables	(522)	628
Increase in prepaid expenses	(81)	(49)

	Six months ended June 30,
	2008	2007
(Increase) decrease in other assets	(130)	38
Increase (decrease) in accounts payable	382	(820)
Increase (decrease) in accrued expenses and other long-term liabilities	170	(315)
Increase (decrease) in deferred revenues	115	(571)

Cash provided by operating activities	4,755	2,069
Cash flows from investing activities:
Common stock repurchases	(2,470)	—
Capital expenditures	(4,338)	(1,586)

Cash used in investing activities	(6,808)	(1,586)
Cash flows from financing activities:
Proceeds from debt financings	—	14,000
Proceeds from warrant exercises	—	626
Repayment of debt financings	—	(14,160)
Payment of financing costs of debt financings	(22)	(1,067)

Cash used in financing activities	(22)	(601)

Net decrease in cash and cash equivalents	(2,075)	(118)
Cash and cash equivalents at beginning of period	8,220	6,802

Cash and cash equivalents at end of period	$6,145	$6,684

Supplemental disclosures of cash flow information:
Interest paid	$810	$1,021